Exhibit 10.1

Separation Agreement

This Agreement is made as of July 20, 2005, by and between School Specialty, Inc. (the "Company") and Brent Pulsipher ("Associate").

WHEREAS, Associate was employed as Executive Vice President of Technology for the company.

WHEREAS, Associate has voluntarily terminated his employment effective 8/5/05 ("Retirement Date");

WHEREAS, the parties are desirous of resolving all matters concerning Associate's employment with the Company and thereof based upon a mutual understanding, with finality and without further expenditure of time, effort, money, and without admitting that any unlawful or improper action occurred;

NOW, THEREFORE, the parties agree as follows:

1. Benefits to Associate. Company hereby agrees to provide Associate with the following benefits, if Associate signs this Agreement in a timely fashion and doesn't revoke his acceptance of this Agreement, as described below:

    The Company will pay Associate all of his wages and unused and accrued time off due him as of the Retirement Date. This amount will be subject to deductions for appropriate tax withholdings. Associate will also retain all of his vested rights as of the Separation Date in the Company's 401(K) plan, COBRA benefit rights, and Stock Option Plan and will receive benefits in accordance with the terms of those plans; and
    Company agrees to pay you your annualized salary and guaranteed bonus of two hundred seventy-two thousand ($272,000) spread out over a twelve (12) month period commencing after your retirement date. Payments will be made on regular payroll dates and will be mailed directly to your residence.

2. Obligations of Associate. In consideration for the above benefits, the sufficiency of which is hereby acknowledged, Associate agrees to the following:

    Associate agrees, on behalf of himself, his heirs, successors and assigns, to release the Company, its affiliates and subsidiaries and their respective past and present officers, directors, stockholders, agents and employees (the "Released Parties") from any claims arising on or before the date Associate signs this agreement. This includes, but is not limited to, giving up any claims related in any way to Associate's employment by the Company or its affiliates, Associate's Employment Agreement with the Company and/or its affiliates, termination of Associate's employment relationship with the Company and/or its affiliates, and wages and other remuneration, including, but not limited to, any current or former bonus or other incentive plans or programs offered by the Company. This release of claims includes any claims, whether they are presently known or unknown, or anticipated or unanticipated by Associate. Because Associate is age 40 or older, his acceptance of this proposal also will release any and all claims under the federal Age Discrimination in Employment Act. Associate should not construe this reference to age discrimination claims as in any way limiting the general and comprehensive nature of the release of claims provided under this paragraph. Associate agrees to waive and give up any benefit conferred on Associate by any order or judgment issued in connection with any proceeding filed against the Released Parties regarding any claim released in this document; and
    Associate agrees to abide by the post-employment obligations set forth in his Employment Agreement dated March 26, 2001.

3. Execution and Revocation Rights. The Company wishes to ensure that Associate voluntarily agrees to the terms contained in this Agreement and does so only after Associate fully understands them. Accordingly, the following procedures shall apply:

    Associate agrees and acknowledges that he has read this Agreement, understands its contents, and understands that he has twenty-one (21) days from the date of receipt of this Severance Agreement to sign, date and return this document. Associate may agree to the terms of this document by signing and dating it and returning the signed and dated document, via mail or hand delivery, so that it is received by James Buhl, Vice President of Corporate Human Resources, School Specialty, Inc., W6316 Design Drive, P.O. Box 1579, Appleton, Wisconsin 54912 on or before 5:00 p.m. Central Standard Time on August 22, 2005.
    Associate agrees and acknowledges that this Agreement includes a final general release, including a release of all claims under the Age Discrimination in Employment Act and that Associate has been advised by the Company to consult with an attorney prior to signing this Agreement;
    Associate understands that he has seven (7) days after signing this Agreement within which to revoke his acceptance of it ("Revocation Period"). Such revocation will not be effective unless written notice of the revocation is, via mail or hand delivery, directed to and received by James Buhl, Vice President of Corporate Human Resources, School Specialty, Inc., W6316 Design Drive, P.O. Box 1579, Appleton, Wisconsin 54912 on or before 5:00 p.m. Central Standard Time on the first work day following the end of the Revocation Period; and
    This document will not be binding or enforceable unless Associate has signed and delivered this document as provided in this paragraph, and has chosen not to exercise his revocation rights, as described herein. If Associate gives timely notice of his intention to revoke his acceptance of the terms set forth in this document, this Agreement shall become null and void, and all rights and claims of the parties which would have existed, but for the acceptance of this document's terms, shall be restored.
    Miscellaneous. Should Associate accept the terms of this Agreement, its terms will be governed by the following:
    This Agreement and the documents referred to herein, set forth the entire understanding of the parties with respect to the subject matter contemplated hereby. Unless otherwise specified in this Agreement, any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement cannot be amended or modified except by a written instrument duly executed by each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party;
    Nothing in the release contained in this Agreement should be construed as an admission of wrongdoing or liability on the part of the Company. Such provision is included merely to wrap up all loose ends between Associate and the Company;
    If any court of competent jurisdiction determines that any provision of this letter agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect; and
    This Agreement shall in all respects be construed according to the laws of the State of Wisconsin, without regard to its conflict of laws principles, and shall be binding upon the parties' successors.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year set forth opposite their signatures.

School Specialty, Inc.

Date: _07/20/2005_________ By: /s/ James Buhl

James Buhl

Vice President of Corporate Human Resources

Date: _07/20/2005_________ By: /s/ Brent Pulsipher__________________

Brent Pulsipher